Sunshine Bancorp

Press Release
For Immediate Release

Contact:
Brent Smith
SVP, Corporate Development
(813)659-8626

Sunshine Bancorp, Inc. Reports 2015 Results; Total Assets Now Exceed $500 Million

Plant City, FL – January 27, 2016 –
Sunshine Bancorp, Inc. (the “Company”) (NASDAQ: SBCP), the holding company for Sunshine Bank (the “Bank”), has released its unaudited financial results for the fourth quarter and the year ended December 31, 2015.

Key Accomplishments During 2015
-	Announced and completed the Community Southern Holdings, Inc. acquisition
-	Announced and completed the Sarasota/Bradenton branch acquisition
-	Successfully completed common equity private placement of $12.2 million
-	Organic loan and deposit growth of $38.9 million and $9.2 million respectively
-	Noninterest income increased $868 thousand or 114% year over year
-	NPA/Assets at December 31, 2015 was 0.15%

The Company recognized a $1.8 million loss for the fourth quarter of 2015 and a $2.2 million loss for the year ended December 31, 2015.  These results include merger-related expenses of $261,000 in the fourth quarter and $1.5 million for the year, relating to the Sarasota/Bradenton branch purchase and the acquisition of Community Southern Holdings, Inc.

Total assets were $507.3 million at December 31, 2015 compared to $442.1 million at September 30, 2015 and $229.8 million at December 31, 2014.  Deposits and net loans as of December 31, 2015 totaled $399.1 million and $326.3 million, respectively, compared to deposit and net loans which totaled $163.91 million and $108.7  million, respectively, at December 31, 2014.

Andrew Samuel, President and CEO, commented, “We are excited to report strong balance sheet growth and strategic successes during 2015.  During the fourth quarter we continued to enhance  our operations, while successfully completing and integrating our branch acquisition.  Transitioning  to a commercial banking culture requires significant investments in time, people  and dollars.  Much of the heavy lifting of this transition has been completed and we are excited about our positioning for 2016.”

The Bank’s non-performing assets as of December 31, 2015 were $783,000 compared to $2.8 million as of December 31, 2014.   The Bank’s non-performing assets to total assets ratio as of December 31, 2015 was 0.15% compared to 1.20% as of December 31, 2014. In addition, the allowance for loan losses was 334.3% of non-performing loans at December 31, 2015.

Noninterest expenses for 2015 totaled $17.3 million, compared to $8.3 million in 2014, with the increase including merger-related expenses of $1.5 million, an increased expense base from completed acquisitions, and investments the Company made to build a strong commercial banking team and the infrastructure capable of executing on its organic and strategic growth plans.  Salaries and employee benefits expense for the year ended December 31, 2015 was $9.6 million compared to $4.6 million in 2014. The increased expense in this area was primarily attributable to the addition of key employees required to fulfill the strategic vision of the Company, expenses associated with awards granted to key employees under the 2015 Stock Equity Incentive Plan and growth in the number of employees resulting from strategic growth achieved in 2015.  Fourth quarter 2015 salaries and employee benefits expense of $4.3 million was elevated significantly due to severence costs of  $707,000, $461,000 associated with the vesting of initial awards granted under the 2015 Stock Equity Incentive Plan and $450,000 in bonus accrual due to achievement of key performance metrics for 2015.

Net interest income for the year ended December 31, 2015 increased to $11.1 million compared to $3.4 million in 2014 as a result of average balance sheet growth and transitioning the mix of interest-earning assets from lower yielding investments into higher yielding organic loan growth.  Noninterest income increased by $868,000 or 114% year over year.

Stockholders’ equity increased to $71.4 million at December 31, 2015 compared to $61.6 million at December 31, 2014.

The acquisition of Community Southern Holdings, Inc. was completed on June 30, 2015.  Subsequently, the Company completed the Sarasota/Bradenton branch acquisition on November 16, 2015.  Finally, the Company completed a $12.2 million private placement of 875,000 shares of common stock on December 5, 2015 at a price of $13.92 per share.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

About Sunshine Bancorp, Inc.
Sunshine Bancorp, Inc. was formed in 2014 as the holding company for Sunshine Bank. The Bank was first organized in 1954 in Plant City.  In 2014 after converting from the mutual form of organization to the stock form, the current name of Sunshine Bank was adopted. The Company provides financial services to individuals, families, and business customers from ten branch locations and two loan production offices in Hillsborough, Pasco, Polk, Manatee and Orange Counties, Florida. The Company’s common stock is traded on the NASDAQ Capital Market under the symbol “SBCP.” For further information, visit the Company website www.mysunshinebank.com.

Sunshine Bancorp, Inc.
Consolidated Balance Sheet
(Unaudited),(Dollars in thousands, except per share information)
	12/31/2015	12/31/2014
Assets:

Cash and due from banks	$13,220	$5,316
Interest-earning deposits with banks	20,933	6,568
Federal funds sold	29,601	14,475
Cash and cash equivalents	63,754	26,359
Securities held to maturity (Fair value of $0 and $75,469)	-	75,473
Securities available for sale	65,944	-
Loans held for sale	790	2,012
Loans, net of allowance for loan losses of $2,511 and $1,726	326,266	108,666
Premises and equipment, net	17,612	6,074
Federal Home Loan Bank stock, at cost	1,597	180
Cash surrender value of bank-owned life insurance	12,122	7,259
Deferred income tax asset	7,318	2,782
Goodwill and other intangibles	10,102	-
Accrued interest receivable	1,048	613
Other real estate owned	32	41
Other assets	680	361
Total assets	$507,265	$229,820

Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing demand accounts	$89,114	$34,774
Interest-bearing demand and savings accounts	198,977	92,897
Time deposits	111,020	36,253
Total deposits	399,111	163,924
Federal Home Loan Bank advances	27,500	-
Repurchase Agreements	1,427	-
Other liabilities	7,833	4,270
Total liabilities	435,871	168,194

Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 authorized; none outstanding	-	-
Common stock, $0.01 par value, 50,000,000 shares authorized; issued and outstanding of 5,259,321 at December 31, 2015 and 4,232,000 shares at December 31, 2014	53	42
Additional paid in capital	52,763	40,766
Retained income	21,846	24,091
Unearned employee stock ownership plan (“ESOP”) shares	(3,160)	(3,273)
Accumulated other comprehensive income	(108)	-
Total stockholders’ equity	71,394	61,626
Total liabilities and stockholders’ equity	$507,265	$229,820

Sunshine Bancorp, Inc.
Consolidated Statement of Operations
(Unaudited),(in thousands, except per share information)

	Three months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Interest income:
Loans	$4,001	$1,337	$10,963	$5,417
Securities	158	231	683	704
Other	95	33	200	122
Total interest income	4,254	1,601	11,846	6,243
Interest Expense:
Deposits	289	71	670	298
Borrowed funds	27	-	81	-
Total interest expense	316	71	751	298
Net interest income	3,938	1,530	11,095	5,945
Provision for loan losses	-	20	-	2,500
Net interest income after provision for loan losses	3,938	1,510	11,095	3,445
Noninterest income:
Fees and service charges on deposit accounts	230	162	762	632
Gain on sale of other real estate owned	-	-	20	(204)
Gain on sale of loans held for sale	43	-	146	66
Gain on sale of securities	-	-	195	-
Income from bank-owned life insurance	128	30	331	120
Other	70	56	175	147
Total noninterest income	471	248	1,629	761
Noninterest expenses:
Salaries and employee benefits	4,105	879	9,633	4,574
Occupancy and equipment	441	252	1,441	1,202
Data and item processing services	412	111	903	456
Professional fees	276	125	776	521
Advertising and promotion	171	7	302	49
Stationery and supplies	58	19	148	76
Deposit insurance and general insurance	156	72	343	99
Merger related	261	-	1,501	264
Other	983	255	2,229	1,016
Total noninterest expenses	6,863	1,720	17,276	8,257
(Loss) income before income taxes	(2,454)	38	(4,552)	(4,051)
Income tax (benefit) expense	(678)	(1)	(2,321)	(1,590)
Net (loss) income	$(1,776)	$39	$(2,231)	$(2,461)
Preferred Stock dividend requirement	-	-	(14)	-
Net income (loss) available to common stockholders	$(1,776)	$39	$(2,245)	(2,461)

Basic and diluted (loss) earnings per share	$(0.42)	$0.01	$(0.56)	$(0.63)

	Quarter Ended *

	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014

Operating Highlights
Net Income	$ (1,776)	$ 35	$ (151)	$ (353)	$ (2,214)
Net interest income	3,938	3,772	1,724	1,718	1,576
Provision for loan losses	-	-	-	-	1,840
Non-Interest Income	471	425	324	409	(4)
Non-Interest Expense	6,863	4,141	3,526	2,746	3,300

Financial Condition Data:
Total Assets	$ 507,265	$ 442,085	$ 476,989	$ 247,577	$ 229,820
Loans, Net	326,266	320,356	307,002	118,675	108,666
Deposits:
Noninterest-bearing demand accounts	89,114	68,297	71,539	43,798	34,774
Interest-bearing demand and savings accounts	198,977	184,958	168,859	99,732	92,897
Time deposits	111,020	100,724	108,899	35,997	36,253

Total Deposits	399,111	353,979	349,297	179,527	163,924

Selected Ratios
Net interest margin	3.78%	3.71%	2.78%	3.24%	2.93%
Annualized return on average assets	(1.5%)	0.0%	(0.3%)	(0.6%)	(3.9%)
Annualized return on average equity	0.1%	0.1%	(1.0%)	(2.3%)	(14.1%)

Capital Ratios **
Total Capital Ratio	13.1%	14.3%	15.1%	31.3%	33.8%
Tier 1 capital ratio	12.4%	13.8%	14.5%	30.0%	32.6%
Common equity tier 1 capital ratio	12.4%	13.8%	14.5%	30.0%	N/A
Leverage ratio	9.8%	10.6%	20.1%	16.6%	17.0%

Asset Quality Ratios
Non-performing assets	$ 783	$ 1,055	$ 1,666	$ 413	$ 2,762
Non-performing assets to total assets	0.15%	0.24%	0.35%	0.17%	1.20%
Non-performing loans to total loans	0.24%	0.32%	0.53%	0.31%	0.81%
Allowance for loan losses(AFLL)	$ 2,511	$ 1,947	$ 1,883	$ 1,743	$ 1,726
AFLL to total loans	0.76%	0.60%	0.61%	1.45%	1.56%
AFLL tonon-performing loans	334.4%	190.3%	115.2%	468.6%	193.5%

* Dollars in thousands
** Capital Ratios for Sunshine Bank only